U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
           17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.Name and Address of Reporting | 2.Issuer Name and Ticker         | 4.Statement for Month/Year| 6. Relationship of Reporting     |
  Person                        |   Trading Symbol                 |                           |    Person to Issuer (Check all   |
                                |    SGI International (SGII)      | February 2001             |    (Applicable) VP Marketing     |
John W. Hart                    |----------------------------------|---------------------------| _______________________________  |
1200 Prospect Street, Suite 325 |3.IRS or Social Security Number   |5. If Amendment, Date of   |  __ Director        __ 10% owner |
La Jolla, Ca  92037             |  of Reporting Person (Voluntary) |   Original (Month/Year)   |  x  Officer         __ Other     |
                                |                                  |                           |(give title above) (specify above)|
--------------------------------|----------------------------------|---------------------------|----------------------------------|
                                |Table I - Non Derivative Securities Acquired, Disposed of, or Benefically Owned                  |
--------------------------------|-------------------------------------------------------------------------------------------------|
1. Title of Security (Instr. 3) |2.Trans-  |3.Trans-    |4.Securities Acquired (A)        |5.Amount of   |6.Owner-   |7.Nature    |
                                |  action  |  action    |  or Disposed of (D)             | Securities   |   ship    |  of In-    |
                                |  Date    |  Code      |  (Instr. 3,4 and 5)             | Beneficially |   Form:   |  direct    |
                                |  (Month/ |  (Instr.8) |                                 | Owned at     |  Direct   |  Bene-     |
                                |  Day/    |------------|---------------------------------| End of       |(D)or(I)   |  ficial    |
                                |  Year    | Code | V   |  Amount | (A) or (D)  |  Price  | Instr. 3 & 4 |Indirect   |  Ownership |
                                |          |      |     |         |             |         |              |(Instr.4)  |  (Instr.4) |
                                |          |      |     |         |             |         |              |           |            |
--------------------------------|----------|------|-----|---------|-------------|---------|------------- |-----------|------------|
Common Stock Previously Reported|          |      |     |         |             |         |   30,000     |    D      |            |
--------------------------------|----------|------|-----|---------|-------------|---------|------------- |-----------|------------|
                                |          |      |     |         |             |         |              |           |            |
--------------------------------|----------|------|-----|---------|-------------|---------|--------------|-----------|------------|
                                |          |      |     |         |             |         |              |           |            |
--------------------------------|----------|------|-----|---------|-------------|---------|--------------|-----------|------------|

Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1.Title of   |2.Conver- |3.Trans-|4.Trans-|5. Number of| 6. Date Exer-   |7.Title and Amount |8.Price |9.Number|10.Owner-| 11.Num-|
  Derivative |  sion or | action |  action| Derivative |  cisable and    |  Underlying Secur-| of Der-| of Der-|ship Form|  ber of|
  Security   | Exercise |   date |  code  | Securities |  Expiration     |  ities(Instr.3&4) | ivitive| ivitive|of Deriv-|  Indir-|
  (Instr.3)  | Price of |(Month/ |(Instr  |Acquired(A) |  Date (Month    |                   |Security| Secur- |Security:|  ect   |
             |Derivative| Day/   |  8)    |or Disposed |  Day/Year)      |                   |(Instr5)|  ities |Direct(D)|  Bene- |
             | Security | Year)  |        |of (D)(Instr|-----------------|-------------------|        |   bene-|or Indir-|  ficial|
             |          |        |        | 3,4 & 5)   |Date    |  Expir |  Title  |Amount or|        |ficially|ect (I)  |  Owner-|
             |          |        |---------------------|Exer-   |  ation |         |Number of|        |owned at|(Instr 4)|  ship  |
             |          |        |Code| V |  (A)  |(D) |cisable |  Date  |         |  Shares |        |End of  |         |(Instr4)|
             |          |        |    |   |       |    |        |        |         |         |        |Month   |         |        |
             |          |        |    |   |       |    |        |        |         |         |        |(Instr4)|         |        |
             |          |        |    |   |       |    |        |        |         |         |        |        |         |        |
-------------|----------|--------|----|---|-------|----|--------|--------|---------|---------|--------|--------|---------|--------|
Warrants Pre-|          |        |    |   |       |    |        |        |Com. Stk |  77,378 |        |  77,378|     D   |  N/A   |
viously Reported        |        |    |   |       |    |        |        |         |         |        |        |         |        |
-------------|----------|--------|----|---|-------|----|--------|--------|---------|---------|--------|--------|---------|--------|
Options Pre- |          |        |    |   |       |    |        |        |Com. Stk |  22,622 |        | 22,622 |     D   |  N/A   |
viously Reported        |        |    |   |       |    |        |        |         |         |        |        |         |        |
-------------|----------|--------|----|---|-------|----|--------|--------|---------|---------|--------|--------|---------|--------|
Warrants     |  $0.26   |02/12/01|  A |   | 10,000|    |02/12/02|12/31/06|Com. Stk |  10,000 |        | 10,000 |    D    |  N/A   |
-------------|----------|--------|----|---|-------|----|--------|--------|---------|---------|--------|--------|---------|--------|


Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      /S/ JOHN W. HART                           March 8, 2001
------------------------------------         ----------------------
**Signature of Reporting Person              Date